EXHIBT 16.1

                                                                    July 8, 2004


Mr.  Leslie  Kent
Principal  Financial  Officer
Winton  Lodge,  Winton  Hill
Stockbridge,  Hampshire  SO20,  6HJ
United  Kingdom

Re:  Vertical  Buyer's  10-KSB  for  the  year  ended  December  31,  2001

Dear  Mr.  Kent:

Please accept this letter as confirmation that we agree with the statement below, as it relates to Vertical Buyer, Inc., which is included in the 10-KSB for the year ended December 31, 2001.

                              CHANGE IN ACCOUNTANTS

The auditor for the Company until May 15, 2001 was Leslie Sufrin and Company, P.C., at which time Leslie Sufrin and Company, P.C. resigned. Going forward after March 18, 2004, the Company's auditor is Sherb & Co., LLP. The prior auditor Leslie Sufrin and Company, P.C.'s report did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles. For the period from May 13, 1999 (Inception) through May 15, 2001, and any subsequent interim period preceding the date of resignation, there were no disagreements with the prior auditors, Leslie Sufrin and Company, P.C., on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The decision to change accountants was approved by the board of directors.

At no time preceding the new accountant's, Sherb & Co., LLP, engagement on March 18, 2004 did the Company consult with Sherb & Co., LLP regarding the application of accounting principles to any transaction, the type of audit opinion that might be rendered on the financial statements of the Company, nor on any disagreement or reportable event.

Sincerely  yours,


/s/ Leslie  Sufrin  and  Company,  P.C.
Leslie  Sufrin  and  Company,  P.C.


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